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                                                                    Exhibit 23.5

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

     We hereby consent to the inclusion of our opinion letter, dated November 12, 2000, to the Board of Directors of American Freightways Corporation as Annex C to the proxy statement/prospectus relating to the proposed merger of American Freightways with and into FDX, Inc., a wholly owned subsidiary of FedEx Corporation, and all references to CSFB in the sections captioned "SUMMARY - American Freightways' Financial Advisor Says the Merger is Fair to Shareholders," "THE MERGER - Background of the Merger," "THE MERGER - American Freightways' Reasons for the Merger" and "THE MERGER - Opinion of Financial Advisor to American Freightways" of the proxy statement/prospectus which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                             CREDIT SUISSE FIRST BOSTON CORPORATION

                             By: /s/ L. Price Blackford
                                -----------------------------------
                                L. Price Blackford
                                Managing Director

New York, New York
December 13, 2000